VESTIN REALTY TRUST II, INC.
ARTICLES OF INCORPORATION

ARTICLE I

Incorporator

      The undersigned, Ben Chung, whose address is 555 West Fifth Street, Los Angeles, California 90012 being at least 18 years of age, does hereby form a Corporation under the general corporation laws of the State of Maryland.

ARTICLE II

Name
      The name of the Corporation is:

Vestin Realty Trust II, Inc. (the "Corporation").

ARTICLE III

Purpose; Term of Existence

      The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code")) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles, “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

      The Corporation's existence shall continue until December 31, 2020 unless earlier terminated by operation of law or unless extended by the affirmative vote of not less than a majority of all votes entitled to be cast on the matter.
ARTICLE IV

Principal Office in State and Resident Agent

      The address of the principal office of the Corporation in the State of Maryland is 300 E Lombard Street, Baltimore, MD 21202. The name of the resident agent of the Corporation in the State of Maryland is Corporation Trust Incorporated, whose post office address is The Corporation Trust Incorporated, 300 E Lombard Street, Baltimore, MD 21202. The resident agent is a Maryland corporation.

ARTICLE V

Provisions for Defining, Limiting

and Regulating Certain Powers of the

Corporation and of the Stockholders and Directors

      Section 5.1     Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be five (5), which number may be increased or decreased pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law ("MGCL"), nor more than fifteen (15). Directors are divided into three classes, as nearly equal in number as possible, with respect to the time for which they shall severally hold office. Directors of one class shall initially hold office for one year or until the annual election occurring in the year 2007; another class shall initially hold office for two years or until the annual election occurring in the year 2008; and another class shall initially hold office for three years or until the annual election occurring in the year 2009; and, in each case, until their successors shall be duly elected and shall qualify. At each future annual meeting of the stockholders, the successors to the class of directors whose terms shall expire at that time shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors shall be duly elected and qualify, so that the term of office of one class of directors shall expire in each year.

      The names of the directors who shall serve until their successors are duly elected and qualify are:

Fredrick J. Zaffarese Leavitt Class 1 (term expiring 2007)

John E. Dawson Class 2 (term expiring 2008)

Roland M. Sansone Class 2 (term expiring 2008)

Michael V. Shustek Class 3 (term expiring 2009)

Robert J. Aalberts Class 3 (term expiring 2009)

These directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws.

      The Corporation elects, at such time as it becomes eligible to make the election provided for under Section 3-802(b) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred.

      Section 5.2     Extraordinary Actions. Except as specifically provided in Section 5.8 (relating to removal of directors) and in the terms of any class or series of stock, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

      Section 5.3     Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in these Articles or the Bylaws.

      Section 5.4     Preemptive Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.4 or as may otherwise be provided by contract, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

      Section 5.5     Indemnification. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation (an individual described in (a) or (b) above, an "Indemnified Party"). The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to (1) a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above, (2) any person who was an indemnified party as defined in and pursuant to the Amended and Restated Limited Liability Company Operating Agreement of Vestin Fund II, LLC and (3) to any employee or agent of the Corporation or a predecessor of the Corporation.

      Section 5.6     Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with these Articles and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the number of shares of stock of any class of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation; or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

      Section 5.7     REIT Qualification. So long as the Corporation has elected to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code, at which time the provisions of Article VII hereof shall be void ab initio.

      Section 5.8     Removal of Directors. Any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

      Section 5.9     Rights of Objecting Stockholders. Holders of shares of stock of the Corporation shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL unless the Board of Directors of the Corporation, upon the affirmative vote of a majority of the entire Board of Directors, shall determine that such rights shall apply, with respect to all or any classes or series of stock, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such shares of stock of the Corporation would otherwise be entitled to exercise such rights.

ARTICLE VI

Stock

      Section 6.1     Authorized Shares. The Corporation has authority to issue 100,000,000 shares of stock, consisting of 100,000,000 shares of Common Stock, $.0001 par value per share ("Common Stock") and 1,000,000 shares of Preferred Stock, $.0001 par value per share (the "Preferred Stock"). The aggregate par value of all authorized shares of stock having par value is $10,100. The Preferred Stock shall be designated and shall be issued solely for purposes of the Rights Agreement by and between the Corporation and StockTrans Inc. To the extent permitted by the MGCL, the Board of Directors, without any action by the stockholders of the Corporation, may amend these Articles from time to time to increase or decrease the aggregate number of shares of common stock or the number of shares of common stock of any class or series that the Corporation has authority to issue. The Board of Directors may not amend these Articles to increase the aggregate number of shares of preferred stock or to reclassify shares of common stock into preferred stock without the affirmative vote of a majority of all votes of the stockholders of the Corporation entitled to be cast.

      Section 6.2     Common Stock. (a) Voting. Subject to the provisions of Article VII, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of Common Stock.

      (b) Dividend or Distribution Rights. The Board of Directors from time to time may authorize, and the Corporation may pay to stockholders, such dividends or other distributions in cash or other property as the Board in its discretion may determine. The Board shall endeavor to authorize, and the Corporation may pay, such dividends and distributions as are necessary for the Corporation to qualify as a REIT under the Code; provided, however, stockholders shall have no right to any dividend or distribution unless and until authorized by the Board and declared by the Corporation. The exercise of the powers and rights of the Board pursuant to this Section 6.2 is subject to the provisions of any class or series of shares at the time outstanding. The receipt by any person in whose name any shares are registered on the records of the Corporation or by his or her duly authorized agent shall be a sufficient discharge for all dividends or distributions payable or deliverable in respect of such shares and from all liability regarding the application thereof.

      (c) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets of the Corporation, the aggregate assets available for distribution to holders of the Common Stock shall be determined in accordance with applicable law and the terms of these Articles. Each holder of Common Stock shall be entitled to receive, ratably with each other holder of Common Stock, that portion of such aggregate assets available for distribution as the number of outstanding shares of Common Stock held by such holder bears to the total number of shares of Common Stock then outstanding.

      Section 6.3     Classified or Reclassified Shares of Common Stock. Prior to issuance of classified or reclassified shares of any class or series of Common Stock, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, including, without limitation, restrictions on transferability, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.3 may be made dependent upon facts or events ascertainable outside these Articles (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in these Articles supplementary filed with the SDAT.

      Section 6.4     Articles and Bylaws. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of these Articles and the Bylaws.

ARTICLE VII

Restriction on Transfer and Ownership of Shares

      Section 7.1     Definitions. For the purposes of Article VII, the following terms shall have the following meanings:

      "Beneficial Ownership" shall mean ownership of Equity Stock by a Person who is or would be treated as an owner of such Equity Stock either actually or constructively through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms "Beneficial Owner," "Beneficially Own," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

"Charitable Beneficiary" shall mean one or more beneficiaries of a Trust, as determined pursuant to Section 7.3.6 of this Article VII.

"Code" shall mean the Internal Revenue Code of 1986, as amended. All section references to the Code shall include any successor provisions thereof as may be adopted from time to time.

"Common Stock " shall mean that Common Stock that may be issued pursuant to Article VI of these Articles.

      "Constructive Ownership" shall mean ownership of Equity Stock by a Person who is or would be treated as an owner of such Equity Stock either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Own," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

"Corporation" shall have the meaning set forth in the Article II of these Articles.

      "Individual" means an individual, a trust qualified under Section 401(a) or 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, or a private foundation within the meaning of Section 509(a) of the Code, provided that a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code shall be excluded from this definition.

"Equity Stock" shall mean stock that is either Common Stock, Preferred Stock or any class of stock that may be issued by the Corporation from time to time.

"Initial Date" means the date upon which the Articles of Merger between the Corporation and Vestin Fund II, LLC are filed with the State Department of Assessments and Taxation of Maryland.

"IRS” means the United States Internal Revenue Service.

      "Market Price" means the last reported sales price of the Equity Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Equity Stock may be traded, or if the Equity Stock is not then traded over any exchange or quotation system, then the market price of the Equity Stock on the relevant date as determined in good faith by the Board of Directors of the Corporation.

      "Ownership Limit"shall mean 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding Equity Stock of the Corporation, excluding any such outstanding Equity Stock which is not treated as outstanding for federal income tax purposes, or such other percentage as may be determined by the Board of Directors pursuant to Section 7.9.3. Notwithstanding the foregoing, for purposes of determining the percentage ownership of Equity Stock by any Person, shares of Equity Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation directly or constructively held by such Person, but not Equity Stock issuable with respect to the conversion, exchange or exercise of securities of the Corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise. The number and value of shares of outstanding Equity Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

      "Person" shall mean an Individual, corporation, partnership, limited liability company, estate, trust, association, joint stock company or other entity and individual retirement accounts ("IRAs"); but does not include an underwriter acting in a capacity as such in a public offering of shares of Equity Stock provided that the ownership of such shares of Equity Stock by such underwriter would not result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or otherwise result in the Corporation failing to qualify as a REIT.

"Preferred Stock" shall mean that preferred stock that may be issued pursuant to Article VI of these Articles of Incorporation.

      "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 7.2.2 of this Article VII, the Purported Record Transferee, unless the Purported Record Transferee would have acquired or owned shares of Equity Stock for another Person who is the beneficial transferee or owner of such shares, in which case the Purported Beneficial Transferee shall be such Person.

      "Purported Record Transferee" shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 7.2.2 of this Article VII, the record holder of the shares of Equity Stock if such Transfer had been valid under Section 7.2.1 of this Article VII.

"REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Code.

      "Restriction Termination Date" shall mean the first day on which the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

      "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise, other disposition of Equity Stock as well as any other event that causes any Person to Beneficially Own or Constructively Own Equity Stock, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Equity Stock), whether voluntary or involuntary, whether such transfer has occurred of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Equity Stock), and whether such transfer has occurred by operation of law or otherwise.

"Trust" shall mean each of the trusts provided for in Section 7.3 of this Article VII.

      "Trustee" shall mean any Person unaffiliated with the Corporation, or a Purported Beneficial Transferee, or a Purported Record Transferee, that is appointed by the Corporation to serve as trustee of a Trust.

      Section 7.2     Restriction on Ownership and Transfers.

7.2.1	From the Initial Date and prior to the Restriction Termination Date and subject to Section 7.1.2:

(a) except as provided in Section 7.9 of this Article VII, no Person shall Beneficially Own Equity Stock in excess of the Ownership Limit;

(b) except as provided in Section 7.9 of this Article VII, no Person shall Constructively Own Equity Stock in excess of the Ownership Limit; and

      (c) no Person shall Beneficially or Constructively Own Equity Stock to the extent that such Beneficial or Constructive Ownership would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including but not limited to ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

      7.2.2     If, during the period commencing on the Initial Date and prior to the Restriction Termination Date, any Transfer occurs that, if effective, would result in any Person Beneficially or Constructively Owning Equity Stock in violation of Section 7.2.1 of this Article VII, (i) then that number of shares of Equity Stock that otherwise would cause such Person to violate Section 7.2.1 of this Article VII (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the business day prior to the date of such Transfer or other event, and such Purported Beneficial Transferee shall thereafter have no rights in such shares or (ii) if, for any reason, the transfer to the Trust described in clause (i) of this sentence is not automatically effective as provided therein to prevent any Person from Beneficially or Constructively Owning Equity Stock in violation of Section 7.2.1 of this Article VII, then the Transfer of that number of shares of Equity Stock that otherwise would cause any Person to violate Section 7.2.1 shall, subject to Section 7.12, be void ab initio, and the Purported Beneficial Transferee shall have no rights in such shares.

      7.2.3     Subject to Section 7.12 of this Article VII and notwithstanding any other provisions contained herein, during the period commencing on the Initial Date and prior to the Restriction Termination Date, any Transfer of Equity Stock that, if effective, would result in the Equity Stock of the Corporation being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such Equity Stock.

      7.2.4     It is expressly intended that the restrictions on ownership and Transfer described in this Section 7.2 of Article VII shall apply to restrict the rights of any members or partners in limited liability companies or partnerships to exchange their interest in such entities for Equity Stock of the Corporation.

      Section 7.3     Transfers of Equity Stock in Trust.

      7.3.1     Upon any purported Transfer or other event described in Section 7.2.2 of this Article VI, such Equity Stock shall be deemed to have been transferred to the Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the purported Transfer or other event that results in a transfer to the Trust pursuant to Section 7.2.2. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation, any Purported Beneficial Transferee, and any Purported Record Transferee. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6 of this Article VII.

      7.3.2     Equity Stock held by the Trustee shall be issued and outstanding Equity Stock of the Corporation. The Purported Beneficial Transferee or Purported Record Transferee shall have no rights in the shares of Equity Stock held by the Trustee. The Purported Beneficial Transferee or Purported Record Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of Equity Stock held in the Trust.

      7.3.3     The Trustee shall have all voting rights and rights to dividends with respect to Equity Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that shares of Equity Stock have been transferred to the Trustee shall be paid to the Trustee upon demand, and any dividend or distribution declared but unpaid shall be paid when due to the Trustee with respect to such Equity Stock. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Purported Record Transferee and Purported Beneficial Transferee shall have no voting rights with respect to the Equity Stock held in the Trust and, subject to Maryland law, effective as of the date the Equity Stock has been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Purported Record Transferee with respect to such Equity Stock prior to the discovery by the Corporation that the Equity Stock has been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that the Equity Stock has been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

      7.3.4     Within 20 days of receiving notice from the Corporation that shares of Equity Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares of Equity Stock held in the Trust to a Person, designated by the Trustee, whose ownership of the shares of Equity Stock will not violate the ownership limitations set forth in Section 7.2.1. Upon such sale, the interest of the Charitable Beneficiary in the shares of Equity Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and to the Charitable Beneficiary as provided in this Section 7.3.4. The Purported Record Transferee shall receive the lesser of (i) the price paid by the Purported Record Transferee for the shares of Equity Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Equity Stock at Market Price, the Market Price of such shares of Equity Stock on the day of the event which resulted in the transfer of such shares of Equity Stock to the Trust) and (ii) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares of Equity Stock held in the Trust. Any net sales proceeds in excess of the amount payable to the Purported Record Transferee shall be immediately paid to the Charitable Beneficiary together with any dividends or other distributions thereon.

If, prior to the discovery by the Corporation that shares of such Equity Stock have been transferred to the Trustee, such shares of Equity Stock are sold by a Purported Record Transferee then (x) such shares of Equity Stock shall be deemed to have been sold on behalf of the Trust and (y) to the extent that the Purported Record Transferee received an amount for such shares of Equity Stock that exceeds the amount that such Purported Record Transferee was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

      7.3.5     Equity Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price paid by the Purported Record Transferee for the shares of Equity Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Equity Stock at Market Price, the Market Price of such shares of Equity Stock on the day of the event which resulted in the transfer of such shares of Equity Stock to the Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares of Equity Stock held in the Trust pursuant to Section 7.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares of Equity Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and any dividends or other distributions held by the Trustee with respect to such Equity Stock shall thereupon be paid to the Charitable Beneficiary.

      7.3.6     By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Equity Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1 in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

      Section 7.4     Remedies For Breach. If the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 7.2 of this Article VII or that a Person intends to acquire, has attempted to acquire or may acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of the Corporation in violation of Section 7.2 of this Article VII, the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall take such action as it deems or they deem advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, causing the Corporation to redeem shares of Equity Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) in violation of Section 7.2.1 of this Article VII, shall automatically result in the transfer to a Trust as described in Section 7.2.2 and any Transfer in violation of Section 7.2.3 shall, subject to Section 7.12, automatically be void ab initio irrespective of any action (or non-action) by the Board of Directors.

      Section 7.5     Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares in violation of Section 7.2 of this Article VII, or any Person who is a Purported Beneficial Transferee such that an automatic transfer to a Trust results under Section 7.2.2 of this Article VII, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation’s status as a REIT.

      Section 7.6     Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date, each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of shares of Equity Stock and each Person (including the stockholder of record) who is holding shares of Equity Stock for a beneficial owner or Beneficial Owner or Constructive Owner shall, on demand, provide to the Corporation a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the regulations (as in effect from time to time) of the U.S. Department of Treasury under the Code. In addition, each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of shares of Equity Stock and each Person (including the stockholder of record) who is holding shares of Equity Stock for a beneficial owner or Beneficial Owner or Constructive Owner shall, on demand, be required to disclose to the Corporation in writing such information as the Corporation may request in order to determine the effect, if any, of such stockholder’s Beneficial Ownership and Constructive Ownership of shares of Equity Stock on the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit, or as otherwise permitted by the Board of Directors.

      Section 7.7     Remedies Not Limited. Nothing contained in this Article VII (but subject to Section 7.12 of this Article VII) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT.

      Section 7.8     Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VII, including any definition contained in Section 7.1, the Board of Directors shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to it (subject, however, to the provisions of Section 6.12 of this Article VII). In the event Article VII requires an action by the Board of Directors and these Articles fail to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Article VII. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 7.2.2) acquired Beneficial or Constructive Ownership of Equity Stock in violation of Section 7.2.1, such remedies (as applicable) shall apply first to the shares of Equity Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Equity Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Equity Stock based upon the relative number of the shares of Equity Stock held by each such Person.

      Section 7.9     Exceptions.

      7.9.1     Subject to Section 7.2.1(c) of this Article VII, the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the limitation on a Person Beneficially Owning shares of Equity Stock in excess of the Ownership Limit, as set forth in Section 7.2.1(a) of this Article VII, if the Board determines that such exemption will not cause any Individual’s Beneficial Ownership of shares of Equity Stock to violate the Ownership Limit and that any such exemption will not cause the Corporation to fail to qualify as a REIT under the Code.

      7.9.2     Subject to Section 7.2.1(c) of this Article VII, the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the limitation on a Person Constructively Owning Equity Stock in excess of the Ownership Limit, as set forth in Section 7.2.1(b) of this Article VII, if the Board determines that such Person does not and will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned in whole or in part by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant or that any such ownership would not cause the Corporation to fail to qualify as a REIT under the Code.

      7.9.3     Subject to Section 7.2.1(c) and the remainder of this Section 7.9.3, the Board of Directors may from time to time increase the Ownership Limit for one or more Persons and decrease the Ownership Limit for all other Persons; provided, however, that the decreased Ownership Limit will not be effective for any Person whose percentage ownership in Equity Stock is in excess of such decreased Ownership Limit until such time as such Person’s percentage of Equity Stock equals or falls below the decreased Ownership Limit, but any further acquisition of Equity Stock in excess of such percentage ownership of Equity Stock will be in violation of the Ownership Limit, and, provided further, that the new Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49% in value of the outstanding Equity Stock.

      7.9.4     The Board, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel in each case to the effect that the restrictions contained in Section 7.2.1(c) and/or Section 7.2.3 will not be violated, may exempt (i) a Person from the Ownership Limit if such Person is not an individual for purposes of Section 542(a)(2) of the Code (as modified by Section 856(h) of the Code) or (ii) is an underwriter which participates in a public offering of the Equity Stock for a period of 90 days following the purchase by such underwriter of the Equity Stock and the Board obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership of Equity Stock will violate the Ownership Limit.

      7.9.5     Notwithstanding anything herein to the contrary: (a) in granting a Person an exemption under this Section 7.9 to the Ownership Limit, the Board of Directors may require such Person to make certain representations or undertakings or to agree that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section 7.2 of this Article VII) will result in such Equity Stock being transferred to a Trust in accordance with Section 7.2.2 of this Article VII; (b) prior to granting any exception pursuant to this Section 7.9, the Board of Directors may require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT; and (c) any exemption of a Person to the Ownership Limit under this Section 7.9 shall not allow the Person to exceed 15.0% of the value of the outstanding Equity Stock of the Corporation.

      Section 7.10     Legends. Each certificate for Equity Stock shall bear substantially the following legends:

Restriction on Ownership and Transfer

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST (“REIT”) UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE CORPORATION’S CHARTER, (i) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF THE CORPORATION’S EQUITY STOCK IN EXCESS OF 9.8% (BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING EQUITY STOCK OF THE CORPORATION; (ii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF EQUITY STOCK THAT WOULD RESULT IN THE CORPORATION BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; AND (iii) NO PERSON MAY TRANSFER SHARES OF EQUITY STOCK IF SUCH TRANSFER WOULD RESULT IN THE EQUITY STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF EQUITY STOCK IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP IS VIOLATED, THE SHARES OF EQUITY STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO THE TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE CORPORATION MAY REDEEM SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL TERMS IN THIS LEGEND THAT ARE DEFINED IN THE CHARTER OF THE CORPORATION SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE CHARTER OF THE CORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SHARES OF EQUITY STOCK ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

      Section 7.11     Severability. If any provision of this Article VII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provision shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

      Section 7.12     Exchange or Nasdaq Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the any exchange or the Nasdaq National Market. The shares of Equity Stock that are the subject of such a transaction shall continue to be subject to the provisions of this Article VII after such settlement.

      Section 7.13     Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

      Section 7.14     Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

ARTICLE VIII

Amendments and Transactions Outside

the Ordinary Course of Business

      The Corporation reserves the right from time to time to make any amendment to its Articles, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in these Articles, of any shares of outstanding stock. All rights and powers conferred by these Articles on stockholders, directors and officers are granted subject to this reservation. Except as otherwise set forth herein, any amendment to these Articles shall be valid only if approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter. In addition, the Corporation shall not dissolve or terminate the Corporation, merge, reorganize, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions in one or a series of related transactions outside the ordinary course of business unless approved by the affirmative vote of not less than a majority of all votes entitled to be cast on the matter.

ARTICLE IX

Limitation of Liability

      To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of these Articles or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE X

Invalidity

      In the event that any term, provision, sentence or paragraph of this Articles of the Corporation is declared by a court of competent jurisdiction to be invalid or unenforceable, such term, provision, sentence or paragraph shall be deemed severed from the remainder of these Articles, and the balance of these Articles shall remain in effect and be enforced to the fullest extent permitted by law and shall be construed to preserve the intent and purposes of these Articles. Any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term, provision, sentence or paragraph of these Articles in any other jurisdiction.

(signature page follows)

      IN WITNESS WHEREOF, the undersigned has signed these Articles of Incorporation and acknowledged the same to be my act on this 3rd day of January, 2006.

By:	/s/ Ben Chung

Incorporator

VESTIN REALTY MORTGAGE II, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST:  The charter of Vestin Realty Mortgage II, Inc., a Maryland corporation (the “Corporation”), is hereby amended to provide that every 2.6 shares of Common Stock, $.0001 par value per share, of the Corporation, which were issued and outstanding immediately prior to the Effective Time (as defined below) shall be changed into one issued and outstanding share of Common Stock, $.00026 par value per share.  No fractional shares of Common Stock of the Corporation will be or remain issued upon such amendment and each stockholder otherwise entitled to a fractional share shall be entitled to receive in lieu thereof cash in an amount equal to the product of the fraction of a share multiplied by the closing price of the Common Stock as reported by The NASDAQ Stock Market on the date of the Effective Time.

SECOND:  The amendment to the charter of the Corporation as set forth above has been duly approved by a majority of the Board of Directors of the Corporation as required by the Maryland General Corporation Law (the “MGCL”).  Pursuant to Section 2-309(e)(2) of the MGCL, no stockholder approval was required.  The Board of Directors of the Corporation has authorized the Chief Financial Officer of the Corporation to attest these Articles of Amendment.

THIRD:  There has been no increase in the authorized stock of the Corporation effected by the amendment to the charter of the Corporation as set forth above.

FOURTH:  These Articles of Amendment shall become effective at 5:00 p.m. on December 31, 2007 (the “Effective Time”).

FIFTH:  The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested to by its Chief Financial Officer on this 20th day of December, 2007.

ATTEST:                                                                VESTIN REALTY MORTGAGE II, INC.

By:	/s/ Rocio Revollo	By:	/s/ Michael V. Shustek
	Rocio Revollo		Michael V. Shustek
	Chief Financial Officer		President

VESTIN REALTY MORTGAGE II, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST:  The charter of Vestin Realty Mortgage II, Inc., a Maryland corporation (the “Corporation”), is hereby amended to decrease the par value of the shares of Common Stock of the Corporation issued and outstanding immediately prior to the filing of these Articles of Amendment from $.00026 per share to $.0001 per share.

SECOND:  The amendment to the charter of the Corporation as set forth above has been duly approved by a majority of the entire Board of Directors of the Corporation as required by law.  The amendment set forth herein is limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.  The Board of Directors of the Corporation has authorized the Chief Financial Officer of the Corporation to attest these Articles of Amendment.

THIRD:  There has been no increase in the authorized stock of the Corporation effected by the amendment to the charter of the Corporation as set forth above.

FOURTH:  These Articles of Amendment shall become effective at 5:01 p.m. on December 31, 2007.

FIFTH:  The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested to by its Chief Financial Officer on this 20th day of December, 2007.

ATTEST:                                                                VESTIN REALTY MORTGAGE II, INC.

By:	/s/ Rocio Revollo	By:	/s/ Michael V. Shustek
	Rocio Revollo		Michael V. Shustek
	Chief Financial Officer		President